Exhibit 10.25

ASSIGNMENT, ASSUMPTION & SECOND AMENDMENT

TO

PRODUCT MANUFACTURING & SUPPLY AGREEMENT

This Assignment, Assumption, and Second Amendment (“Amendment”) is effective as of February __, 2012 (“Effective Date”) by and between sanofi-aventis Canada Inc., with offices at 2150 St-Elzear Boulevard West, Laval, Quebec, Canada H7L4A8 (“Sanofi Canada”), sanofi-aventis U.S. LLC, with offices at 55 Corporate Drive, Bridgewater, NJ 08807 (“Sanofi US”), and Cancer Prevention Pharmaceuticals, LLC (CPP), having its principal place of business 1760 East River Road, Suite 250, Tucson, AZ 85718 (hereinafter “CPP” and together with Sanofi Canada and Sanofi US, the “Parties”).

WHEREAS, Sanofi Canada and CPP entered into a Product Manufacturing & Supply Agreement effective June 30, 2009 (as amended by a First Amendment effective September 3, 2009, the “Agreement”); and

WHEREAS, as of the date hereof the Parties wish to have Sanofi Canada assign and Sanofi US assume Sanofi Canada’s rights and obligations under the Agreement; and

WHEREAS, as of the date hereof the Parties wish to amend the terms of the Agreement as set forth below.

NOW, THEREFORE, in consideration of mutual covenants the Parties agree as follows:

1.	Assignment and Assumption. The Parties hereby acknowledge and agree that Sanofi Canada assigns, and Sanofi US assumes, all of Sanofi Canada’s rights and obligations under the Agreement. References to “sanofi-aventis” shall be understood to mean Sanofi US, or any Sanofi US affiliate where applicable and specified by Sanofi US or Sanofi Canada in accordance with the terms of the Agreement.

2.	A third “WHEREAS” paragraph is hereby added after the second “WHEREAS” paragraph on page one of the Agreement as follows:

“AND WHEREAS the Parties also wish to provide a mechanism by which CPP intends to engage sanofi-aventis under the terms of this Agreement for the manufacture and supply of clinical and commercial quantities of any combination products containing DFMO (“DFMO Products”), including but not restricted to an initial coformulated combination product containing DFMO and Sulindac (“CPP-1X/sul”) that are developed by the Parties pursuant to a separate exclusive development agreement;”

3.	Article 1. Interpretation. Article 1, Sections 1.1 u) and ff) are hereby replaced in their entirety with the below:

“”Exclusivity Period” means the period commencing on the Effective Date and continuing until the earlier of i) the expiration of this Agreement; ii) the termination of this Agreement; and iii) the termination of the exclusivity rights granted herein; provided that solely with respect to API, the exclusivity period shall terminate upon the earlier to occur of the first anniversary of CPP’s first NDA submission for a Product in the Field and January 1, 2017. For clarification, exclusivity for Product (other than API) supply from Sanofi to CPP in the Field will remain unaffected by the termination of exclusivity for API supply.

“Minimum Clinical Commitment” means CPP’s obligation during the Clinical Period to purchase at least three (3) Batches of Clinical Product. To satisfy the Minimum Clinical Commitment, CPP must purchase the first Batch within six (6) months of the Effective Date, the second Batch within eighteen (18) months of the Effective Date and the third Batch on or before December 15, 2012. Notwithstanding the foregoing, CPP’s Minimum Clinical Commitment shall be deemed satisfied in full upon CPP’s placement of an order for regulatory filing registration batches in the United States, regardless of the number of Batches of Clinical Product purchased by CPP prior to such order.”

4.	Article 2. Exclusive Appointment. A new Section 2.7 is hereby added to the Agreement:

“2.7     Other DFMO Products.

a)        CPP appoints sanofi-aventis as its exclusive developer of CPP-1X/sul. During the Exclusivity Period, CPP shall develop CPP-1X/sul for use in the Field solely with sanofi-aventis.

b)       Subject to meeting conditions set forth below, CPP shall appoint sanofi-aventis as its exclusive developer of DFMO Products other than CPP-1X/sul (“Other DFMO Products”), pursuant to a separate development agreement, that includes exclusivity similar to those contained in Section 2.1 of this Agreement shall apply to such Other DFMO Products. In the event CPP decides to work with a third party to develop one or more coformulated Other DFMO Products, prior to entering into a definitive agreement with a third party for development of such Other DFMO Product(s), CPP shall provide sanofi-aventis with written notice of CPP’s intent to develop such Other DMFO Products with a third party (“CPP Development Notice”), which notice shall include a reasonable description of the Other DFMO Product to allow sanofi-aventis to evaluate the opportunity. Within seven (7) business days of the CPP Development Notice, sanofi-aventis shall either (i) indicate in writing that sanofi-aventis’ intends to provide a quote for such development services (“Development Response”), or (ii) indicate that sanofi-aventis does not desire to perform the development services. Should sanofi-aventis fail to respond within the seven (7) business day period set forth above, sanofi-aventis shall be deemed to have elected not to provide a quote for development services, and CPP shall have no further obligations to sanofi-aventis with respect to the development of such Other DFMO Product(s). Should sanofi-aventis provide a Development Response, sanofi-aventis shall have an additional forty-five (45) days from the date of the Development Response to provide CPP with a mutually agreeable written service order for such development services. CPP agrees that if CPP determines in good faith that sanofi-aventis’s service order is the same or better than the best third party quote received by CPP for such development services, CPP will agree to and execute such service order. If the parties fail to agree on the specific service order during such period, CPP shall have no further obligations to sanofi-aventis with respect to such development services. In no event shall this Section 2.7(b) be construed as preventing CPP from (i) obtaining third party quotes with respect to any development services with respect to Other DFMO Products or (ii) developing Other DMFO Products on its own.

c)      For clarification, nothing in this Section 2.7 or this Agreement is intended to nullify sanofi-aventis’ appointment as exclusive commercial supplier of all Products in the Field under Section 2.1.

d)      Except as otherwise specified herein, it is understood that any Affiliate of sanofi-aventis may perform sanofi-aventis’ obligations set forth in this Agreement. For the avoidance of doubt, sanofi-aventis shall remain jointly and severally liable with any such Affiliate for the performance of its obligations under this Agreement.

e)     It is understood and agreed to by the Parties that Affiliates of sanofi-aventis, may perform and manage services under this Agreement, and that sanofi-aventis US LLC or other Affiliates may directly invoice CPP and receive payment from CPP under the terms of the Agreement.”

5.	Article 4. Changes to Services. Article 4, is hereby modified by the addition of the below text after Section 4.1:

“a)    Change Notices. Each Party shall promptly notify the other Party in writing of any changes concerning pending processes, methods, specifications or any quality related changes of which it becomes aware during the Services and which could affect the performance of the Services or deliverables set forth in a Services Order or Purchase Order (each, a “Change Notice”). If a Change Notice recites revisions that either Party in good faith believes will materially increase the scope of the Services, the effort required to deliver deliverables, or the timeline to deliver deliverables under the applicable Services Order or Purchase Order, then within ten (10) business days or any other time as agreed by both Parties separately after a Party’s receipt of such a Change Notice, sanofi-aventis will deliver to CPP a written, revised Services Order or Purchase Order, as applicable, reflecting reasonable determination of the revised Services, deliverables, delivery schedule, and payments and payment schedule, if any, that will apply to the implementation of the revisions. If the Parties both agree to the revised Services Order or Purchase Order, then the Parties will execute it, and upon execution, the revised Services Order or Purchase Order, as applicable, will supersede the then-existing Services Order or Purchase Order, as applicable. Neither Party will unreasonably withhold or delay its agreement to a revised Services Order or Purchase Order, except if the recipient of the Change Notice disputes in good faith the need for those changes, the Parties will attempt to promptly and amicably resolve the dispute by discussions between the executive management of each Party. If the Parties do not agree to the revised Services Order or Purchase Order within ten (10) business days after the receipt of the Change Notice and neither Party elects to seek to resolve the dispute, the then-existing Services Order or Purchase Order will remain in full force and effect, and neither Party will have any further obligation with respect to the applicable Change Notice.”

6.	Article 6. Terms and Conditions of Sale. Article 6 is hereby amended by the addition of Section 6.24 as provided below:

“6.24 Service Orders. “Service Order” means an order for services developed and executed by authorized representatives of each Party and referenced in a Purchase Order, that specifies details of certain services to be performed by sanofi-aventis under this Agreement, including the scope of work, compensation, timelines, deliverables (including documentation, as applicable), specifications, acceptance criteria, and any other applicable terms for those services. The Parties agree that services performed under such Service Orders are subject to the applicable terms of the Agreement, based on the particular scope of such Service Orders, and that in the event of any conflict in terms between the Service Order(s) and this Agreement, the terms of this Agreement shall control, unless otherwise expressly stated in such Service Order. Unless otherwise specified in a Service Order, CPP shall issue a Purchase Order to sanofi-aventis to initiate the Services set forth in such Service Order.”

7.	Article 10. Term and Termination. Article 10 is hereby amended by the addition of Section 10.3 f) and g) as provided below:

“f)   by sanofi-aventis (but not by CPP), if CPP and sanofi-aventis fail to negotiate and execute an agreement for exclusive development activities for CPP-1X/sul on or before the date which is one hundred and eighty (180) days (“Development Agreement Negotiation Period”) after the full execution of that certain Assignment, Assumption & Second Amendment to Product Manufacturing & Supply Agreement between the Parties. The Parties can extend the negotiation timeframe as the Parties may agree in writing. The right to terminate under this subsection 10.3 f) shall expire one hundred and eighty (180) days after the expiration of the Development Agreement Negotiation Period. For clarification, unless the Agreement is terminated, sanofi-aventis’s appointment as exclusive manufacturer and supplier as set forth herein remains in full force and effect; and

g)   if CPP delivers a Change Notice that is reasonably required for CPP to develop and commercialize a Product or DFMO Product in the Field and the Parties are unable to agree upon such Change Notice through the dispute resolution procedure set forth in Section 4.1a).”

8.	Except as expressly provided in this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of the date first above written.

sanofi-aventis US LLC		CANCER PREVENTION PHARMACEUTICALS, LLC

By	/s/ Paul Chew	By	/s/ Jeffrey Jacob

Name	Paul Chew	Name	Jeffrey Jacob

Title	US CSO/CMO	Title	CEO

Date	3/5/12	Date	2/29/12

sanofi-aventis Canada Inc.

By	/s/ Hugh O’Neill

Name	Hugh O’Neill

Title	President and CEO

Date	2/29/12